Vishay Precision Group, Inc.c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

June 14, 2010

Mr. Ziv Shoshani
63 Lancaster Avenue
Malvern, PA 19355

Dear Ziv:

     As you know, Vishay Intertechnology, Inc. (“VSH”) announced its intention to spin-off its measurements business to Vishay Precision Group, Inc. (“VPG”). You, VSH and VPG have agreed that on the date that the spin-off becomes effective (the “Effective Date”) you will resign from your director and employee positions with VSH and its affiliates other than VPG, that commencing on the Effective Date you will serve as President and Chief Executive Officer of VPG, and that until the Effective Date your employment with VSH will continue in all respects under the present terms and conditions.

     Attached hereto is a term sheet (the “Term Sheet”) setting forth the initial terms of your employment with VPG, commencing on the Effective Date, and terms addressing your VSH-provided deferred compensation, equity incentives, phantom stock units and transaction bonus upon the spin-off. On or as soon as practicable following the Effective Date, you and VPG will enter into a definitive employment agreement incorporating the terms of employment described in the Term Sheet and other reasonable and customary employment terms.

     This letter, including the Term Sheet attached hereto, contains the entire agreement and understanding of your employment by VPG commencing with the Effective Date, and replaces and supersedes all prior and contemporaneous discussions, agreements and understandings with respect to your anticipated employment by VPG. Nothing in this letter alters the terms of your employment with VSH prior to your anticipated resignation. Neither this letter nor the Term Sheet may be changed or modified, except by an agreement in writing signed by VPG, VSH and you, before the Effective Date, or by VPG and you on or after the Effective Date. This letter agreement is governed by the laws of the State of Delaware, without application of the principles of conflicts of laws.

     To become bound by this letter agreement and Term Sheet, please sign and date this letter in the space provided below and return it to me. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

Sincerely,

VISHAY PRECISION GROUP, INC.

By:	/s/ William M. Clancy
Name:	William M. Clancy
Title:	Executive Vice President & Chief
Financial Officer

Intending to be legally bound:

/s/ Ziv Shoshani
Ziv Shoshani

Date: June 14, 2010

Intending to be legally bound:

Vishay Intertechnology, Inc.

By:	/s/ Lior E. Yahalomi
Name:	Dr. Lior E. Yahalomi
Title:	Executive Vice President & Chief
Financial Officer

Date:  June 14, 2010

Chief Executive Officer Employment Term Sheet

June 14, 2010

This term sheet summarizes the key employment terms Vishay Intertechnology will recommend to the Vishay Precision Group's Board for Ziv Shoshani. The VPG Board of Directors will determine the actual compensation program for Mr. Shoshani.

Employment Provision	Terms
Title	President and Chief Executive Officer of VPG. Will be appointed to the Board of Directors.
Effective Date	Date of spin when VPG becomes a publicly-traded company.
Base Salary
$420,000, payable in Israeli currency based on the average exchange rate during the preceding calendar year. Other cash compensation to be paid, at CEO’s option, in U.S. dollars or Israeli currency at exchange rate on payment date.

Annual Cash Incentive (Bonus)
Annual performance bonus target of 75% of base salary with a minimum bonus of 0% of base salary and maximum bonus of 200% of base salary. Payouts will be based on performance goals established by the VPG Board.

Long-Term Equity Incentives	Annual target long-term incentive value of 100% of base salary, payable in long-term incentive vehicles in a mix of vehicles to be determined by the VPG Board.
Founders Equity Grant	A Founders equity grant with a total value of $800,000 in the form of restricted stock units, cliff-vested after three years, will be made on the date of spin-off.
Sign-on Bonus
A sign-on cash bonus of $400,000 will be made upon completion of the spin-off. This bonus will be repaid to VPG if the CEO voluntarily terminates his employment before the termination of his Employment contract, unless he resigns for good reason, dies or is disabled.

Accelerated Vesting
The vesting of the Founders Equity Grant upon involuntary employment termination without cause, resignation for good reason, separation due to disability, or death will be determined by the VPG Board. The vesting of the Founders Equity Grant will fully accelerate upon a change-in-control (defined to exclude a transaction with VPG affiliates).

Restrictive Covenants	Two-year non-compete and other restrictive covenants as enumerated in the employment agreement, in exchange for a severance package.
Termination of Employment Without Cause or For Good Reason (Including After a Change- in-Control)
Two years’ base salary and benefits continuation, as well as pro rata target bonus.
Tax gross-ups will not be provided. A “best payments” calculation will be made and change-in-control benefits will be “cut back” to the IRC Section 280G limits (2.99 times the defined “base amount”) if that would result in greater compensation to the CEO on an after-tax basis. If such a “cut back” occurs, the CEO may determine which benefits to cut back consistent with IRC Section 409A.

Tax Gross-Ups	Tax gross-ups will not be provided for any compensation or benefits.
Term	Three years.
Benefits and Retirement	As approved by VPG’s Board of Directors.

Provisions Respecting VSH

Vested and Unvested Equity Incentives	Unvested VSH options and RSUs to be converted to VPG equity pursuant to applicable IRC and accounting rules. Vested options and RSUs to be converted into Vishay equity.
Deferred Compensation	Plan contributions to be frozen. Accrued liability to be retained at VSH or assumed by VPG, without continuing contributions.
Phantom Stock Units	Vested PSUs to be settled in VSH shares (adjusted for the spin).
Transaction Bonus	A cash bonus of $600,000 to be paid upon completion of the spin-off, in accordance with VSH bonus practices in connection with the spin-off.